Exhibit 99.2 Assignment between Castillo Explorations LLC

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, CASTILLO EXPLORATIONS LLC, (herein the Assignor) of Manila, Republic of the Philippines, in consideration of the sum of FIVE THOUSAND UNITED STATES DOLLARS, (USD$5,000.00), paid to the Assignor by : PLATA RESOURCES INC., of Pasig, Republic of the Philippines, (herein the Assignee), the receipt of which sum and consideration the undersigned hereby acknowledges, hereby assigns to the said Assignee, all of the Assignor’s right, title, interest and equity in and to that Mineral claim known and described as the Bontoc Gold Claim situate in Republic of the Philippines, (consisting of an 100% percent interest in the said Bontoc Gold Claim), effective the 1st day of August, 2007, free and clear of any and all charges, encumbrances, or liens of any nature and kind whatsoever.

The parties hereto agree as follows:
1.	that this is the whole agreement between the parties;
2.	there are no other promises, representations, terms or conditions, written or otherwise, regarding the subject matter of this assignment;
3.	this assignment shall be governed by, interpreted and construed in accordance with the laws of the Republic of the Philippines;
4.	any dispute between the parties shall be resolved by, and the parties hereby attorn to the courts of Republic of the Philippines,

IN WITNESS, CASTILLO EXPLORATIONS LLC
Per:
  ARLENE SEVILLA _______
Authorized Signatory - Arlene Sevilla

IN WITNESS, PLATA RESOURCES INC.
Per:
DEXTER R. CALISO .
Authorized Signatory - Dexter R. Caliso